Exhibit 99.1

HOST HOTELS & RESORTS ANNOUNCES PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES DUE 2014

Bethesda, MD, October 26, 2006—Host Hotels & Resorts, Inc. (NYSE:HST) today announced that Host Hotels & Resorts, L.P., for whom the Company acts as sole general partner, is proposing to offer in a private placement $500 million aggregate principal amount of Senior Notes due 2014 (the “Notes”), subject to market conditions. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering.

The net proceeds of the offering will be used to repay or repurchase Host Hotels & Resorts, L.P.’s existing $450 million 9 1/2% Series I Senior Notes due 2007 and for general corporate purposes.

The Notes to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes will be structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

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